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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


The Board of Directors
eFusion, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-88375, 333-93613 and 333-47902)on Form S-8 of ITXC Corp. of our report dated March 31, 2000, with respect to the balance sheets of eFusion, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1999, which report appears in the Form 8-K of ITXC Corp. dated on or about October 12, 2000.

                                  /s/ KPMG LLP

Portland, Oregon
October 12, 2000